UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:   333-80805
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                   Farmer Mac Mortgage Securities Corporation
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             (Exact name of registrant as specified in its charter)

      1133 21st Street, NW, Suite 600, Washington, DC 20036 (202) 872-7700
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Farmer Mac Guaranteed Agricultural Mortgage-Backed Securities, Series 7/30/04 Classes ZAQM1004, ZAQS1005, ZBQS1005, ZCQS1003, ZJ1M1005, ZK1M1011, ZQ1S1010
                                  and ZR1M1003
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            (Title of each class of securities covered by this form)

                                      None
                                     ------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i) |_|          Rule 12h-3(b)(1)(i) |_|
            Rule 12g-4(a)(1)(ii)|_|          Rule 12h-3(b)(1)(ii)|_|
            Rule 12g-4(a)(2)(i) |_|          Rule 12h-3(b)(2)(i) |_|
            Rule 12g-4(a)(2)(ii)|_|          Rule 12h-3(b)(2)(ii)|_|
                                             Rule 15d-6          |X|
                                                                  -

Approximate number of holders of record as of the certification
or notice date:   1
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Pursuant to the requirements of the Securities Exchange Act of 1934, Farmer Mac Mortgage Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 28, 2005                       By:     /s/ Jerome G. Oslick
                                                     -------------------------
                                                        Jerome G. Oslick
                                                         Vice President